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One Oxford Centre                                                Morgan, Lewis &
Pittsburgh, PA 15219                                               Bockius LLP
(412) 560-3300
Fax: (412) 560-3399



July 15, 1996



TeleSpectrum Worldwide Inc.
443 South Gulph Road
King of Prussia, Pennsylvania  19406

Re:  Registration Statement on Form S-1
     File No. 333-04349
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Ladies and Gentlemen:

We have acted as counsel to TeleSpectrum Worldwide Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1, File No. 333-04349 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the public offering of an aggregate of 12,254,400 shares of the Company's Common Stock, par value $.01 per share, including (i) up to 11,884,400 shares of Common Stock (the "Company Shares") to be sold by the Company to the underwriters for whom J.P. Morgan Securities Inc., Dillon, Read & Co., Inc., Legg Mason Wood Walker Incorporated and the Robinson-Humphrey Company, Inc. are acting as representatives (the "Underwriters"), of which up to 1,598,400 shares are shares of Common Stock which the Underwriters will have an option to purchase from the Company solely for the purpose of covering over-allotments, and (ii) 370,000 shares of Common Stock (the "Selling Stockholders' Shares") to be sold to the Underwriters by certain selling stockholders identified in the Registration Statement (the "Selling Stockholders").

We are familiar with the Registration Statement. We have reviewed the Company's Certificate of Incorporation and Bylaws, each as amended to date. We have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to
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Telespectrum Worldwide Inc.
July 15, 1996
Page 2


original and certified documents of all copies submitted to us as conformed, photostatic or other copies.

On the basis of the foregoing, we are of the opinion that:

     (a) the Company Shares, when issued and sold in accordance with the plan of distribution set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; and

     (b) the Selling Stockholders' Shares, when issued in accordance with the terms of the respective asset purchase agreements between the Company and the Selling Stockholders, which agreements have been filed as exhibits to the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the use of our name in the Prospectus forming a part thereof under the caption "Legal Matters."

Yours truly,


/s/ Morgan, Lewis & Bockius LLP